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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14 (the "Registration Statement") of our report dated November 26, 2008, relating to the financial statements and financial highlights of Seligman Pennsylvania Municipal Fund appearing in the Annual Report on Form N-CSR of Seligman Pennsylvania Municipal Fund for the year ended September 30, 2008.


/s/ DELOITTE & TOUCHE LLP

New York, New York

April 13, 2009